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Exhibit 99(a)1

Offer to Purchase for Cash

by

NATURE'S SUNSHINE PRODUCTS, INC.

of

Up to 500,000 Shares of its Common Stock

At a Purchase Price Not Greater Than $22.25 nor Less Than $21.00 Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 1, 2005,
UNLESS THE OFFER IS EXTENDED.

Nature's Sunshine Products, Inc., a Utah corporation ("Nature's Sunshine," "we," "us," "our," or the "Company"), invites its shareholders to tender up to 500,000 shares of its common stock, no par value per share, for purchase by it at a price not greater than $22.25 nor less than $21.00 per share, net to the seller, in cash, without interest, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal. We will select the lowest purchase price that will allow us to buy 500,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in this offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price.

Only shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the "odd lot" priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the offer will be returned at our expense promptly following the Expiration Date (as defined herein). See Section 3.

Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 500,000 shares pursuant to the offer. See Section 1.

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7 OF THIS OFFER TO PURCHASE, "CONDITIONS TO THE OFFER."

The shares are listed and traded on the Nasdaq National Market under the symbol "NATR." On August 4, 2005, the last full trading day before commencement of the tender offer, the closing price of the shares on the Nasdaq National Market was $22.28 per share. Shareholders are urged to obtain current market quotations for the shares. See Section 8.

Our Board of Directors has approved this offer. However, neither we nor our Board of Directors nor the Dealer Manager or Information Agent makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should consider our reasons for making this offer. See Section 2. The directors and executive officers of Nature's Sunshine are entitled to participate in the tender offer on the same basis as all other shareholders. Certain major shareholders, directors and executive officers of Nature's Sunshine have indicated that they intend to tender, in the aggregate, approximately 137,300 shares beneficially owned by them. See Section 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Manager for this offer is:

GEORGESON SHAREHOLDER SECURITIES CORPORATION

Offer to Purchase dated August 5, 2005.

IMPORTANT

        If you want to tender all or part of your shares, you must do one of the following before the tender offer expires:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

  •
  if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, the Depositary for the tender offer;

  •
  if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

  •
  Optionees holding vested stock options granted under the Company's 1995 Stock Option Plan, as amended (the "1995 Plan"), or other stock option plans or arrangements that have been terminated (together with the 1995 Plan, the "Stock Option Plans"), may exercise such options for cash in accordance with the terms of the applicable Stock Option Plans and tender the shares received upon such exercise in accordance with this tender offer. See Instruction 15 of the Letter of Transmittal;

  •
  Participants in the Company's Tax Deferred Retirement Plan, as amended (the "401(k) Plan"), who wish to tender any of their shares held in accounts under the 401(k) Plan, must follow the separate instructions and procedures described in Section 3 and must review the separate materials related to the 401(k) Plan enclosed with this Offer to Purchase for instructions; or

  •
  Participants in the Company's Dividend Reinvestment Program who wish to tender any of their shares held in that plan must so indicate in the Letter of Transmittal and follow the procedures outlined in the Letter of Transmittal.

        If you want to tender your shares, but:

  •
  your certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the tender offer;

  •
  you cannot comply with the procedure for book-entry transfer by the expiration of the tender offer; or

  •
  your other required documents cannot be delivered to the Depositary by the expiration of the tender offer;

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

        TO PROPERLY TENDER SHARES, YOU MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING SHARES.

        If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election could have the effect of decreasing the price at which we purchase tendered shares because shares tendered using this election will effectively be considered available for purchase at the minimum price of $21.00 per share. Also, note that this election could result in your shares being purchased at the minimum price of $21.00 per share.

        Questions and requests for assistance may be directed to Georgeson Shareholder Communications Inc., the Information Agent for the tender offer, at the address and telephone number set forth on the back cover page of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

        We are not making this offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this offer to shareholders in any such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER OR THE INFORMATION AGENT.

i

SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. The Company is at times referred to as "Nature's Sunshine," "we," "our" or "us." This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the Sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

        We are offering to purchase up to 500,000 shares of our common stock, no par value per share.

What is the purpose of the offer?

        Our management and Board of Directors have evaluated our operations, strategy and expectations for the future and believe that the offer is a prudent use of our financial resources given our business profile, our assets and recent market prices for our common stock. We have substantial cash generating capacity, minimal debt, and no immediate need for the accumulation of cash. We believe that our current and anticipated cash balances and our debt capacity exceed the financial requirements of our business, including the capital requirements for improving our operations and providing appropriate financial flexibility for general corporate purposes.

        We believe that the modified "Dutch Auction" tender offer described herein represents a mechanism to provide all of our shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect. In addition, shareholders who do not participate in the offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. As a result, our Board of Directors believes that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our shareholders. See Section 2.

What will the purchase price for the shares be and what will be the form of payment?

        We are conducting the offer through a procedure commonly called a modified "Dutch Auction."

        This procedure allows you to select the price (in multiples of $0.25) within a price range specified by us at which you are willing to sell your shares.

        The price range for this offer is $21.00 to $22.25 per share. We will select the lowest purchase price that will allow us to buy 500,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn.

        All shares we purchase pursuant to the offer will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price we determine.

        If you wish to maximize the chance that your shares will be purchased, you should check the box of the section of the Letter of Transmittal indicating that you will accept the purchase price we determine. You should understand that this election could have the effect of decreasing the price at which we purchase tendered shares because shares tendered using this election will effectively be considered available for purchase at the minimum price of $21.00 per share. You should also understand that this election could result in your shares being purchased at the minimum tender price of $21.00 per share.

        If your shares are purchased in the offer, we will pay you the purchase price, in cash, without interest, promptly after the expiration of the offer. See Sections 1 and 5.

How many shares will Nature's Sunshine purchase?

        We will purchase 500,000 shares in the tender offer, representing approximately 3.1% of our outstanding shares of common stock (including 809,330 shares reserved for issuance upon exercise of outstanding options under the Stock Option Plans), or such lesser number of shares as are properly tendered and not withdrawn. If more than 500,000 shares are tendered, all shares tendered at or below the purchase price will be purchased on a pro rata basis, except for "odd lots" (lots held by owners of less than 100 shares), which will be purchased on a priority basis, and conditional tenders whose condition was not met. We also expressly reserve the right to purchase additional shares up to 2% of the outstanding shares (approximately 310,615 shares), subject to applicable legal requirements. See Sections 1 and 7.

How will Nature's Sunshine pay for the shares?

        Assuming that the maximum 500,000 shares are tendered in the offer at a maximum price of $22.25 per share, the aggregate purchase price will be $11.125 million. We expect that expenses for the offer will be approximately $125,000. We anticipate that we will pay for the shares tendered in the offer, including all expenses applicable to the offer, primarily from available cash on hand, net cash provided by operating activities and, if necessary, from the Company's existing operating line of credit. The tender offer is not subject to the receipt of financing. See Section 9.

When will Nature's Sunshine pay for the shares I tender?

        We will pay the purchase price, net in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. See Section 5.

When does the tender offer expire; can the tender offer be extended?

        You may tender your shares until the tender offer expires. The tender offer will expire at midnight, New York City time, on Thursday, September 1, 2005, unless we extend it. See Section 1. We may choose to extend the tender offer for any reason. See Section 15.

How will I be notified if Nature's Sunshine extends or amends the terms of the tender offer?

        We can extend or amend the offer in our sole discretion. If we extend the offer, we will issue a press release by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date (as defined herein) if we decide to extend the tender offer. We cannot assure you that the offer will be extended or, if extended, for how long. We will announce any amendment to the offer by making a public announcement of the amendment. See Section 15.

Are there any conditions to the tender offer?

        Yes. Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Date, including:

  •
  No changes in the general political, market, economic or financial conditions in the United States or abroad that could adversely effect our business or the trading in the shares of our common stock shall have occurred during this offer.

  •
  No legal action shall have been threatened, pending or taken, that might adversely affect the offer.

  •
  No one shall have announced or made a tender or exchange offer (other than this offer), merger, business combination or other similar transaction involving us.

  •
  No one, to our knowledge, shall acquire or propose to acquire more than 5% of our shares.

  •
  No one, to our knowledge, shall file a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries.

  •
  No material change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

  •
  Our determination that the consummation of the offer and the purchase of shares will not cause our common stock to be delisted from the Nasdaq National Market or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        The offer is subject to a number of other conditions described in greater detail in Section 7.

How do I tender my shares?

        If you are the registered holder of your shares and decide to tender your shares, you must:

  •
  Deliver your shares by mail, physical delivery or book-entry transfer and deliver a completed and signed Letter of Transmittal or an agent's message to American Stock Transfer & Trust Company, the Depositary for our offer, before midnight, New York City time, on Thursday, September 1, 2005, or such later time and date to which we may extend the offer; or

  •
  If certificates for your shares are not immediately available for delivery to the Depositary, comply with the guaranteed delivery procedure before midnight on Thursday, September 1, 2005, or such later time and date to which we may extend the offer; or

  •
  If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee if you wish to tender your shares.

How do I maximize the chance my shares will be purchased in the tender offer?

        If you wish to maximize the chance that your shares will be purchased, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election could have the effect of decreasing the price at which we purchase tendered shares because shares tendered using this election will effectively be considered available for purchase at the minimum price of $21.00 per share. Also, note that this election could result in your shares being purchased at the minimum tender price of $21.00 per share.

How do holders of vested stock options for shares participate in the tender offer?

        If you hold vested but unexercised stock options, you may exercise such options for cash in accordance with the terms of the applicable Stock Option Plans and tender the shares received upon such exercise in accordance with the tender offer. See instruction 15 of the Letter of Transmittal.

How do participants in the Company's 401(k) Plan participate in the tender offer?

        Participants in the Company's 401(k) Plan who wish to tender any of the shares held on their behalf in the plan may not use the Letter of Transmittal to direct the tender of their shares in the plan but instead must instruct the plan trustee to tender their shares by following the instructions and procedures described in Section 3.

How do participants in the Company's Dividend Reinvestment Plan participate in the tender offer?

        If you are a participant in the Company's Dividend Reinvestment Plan and wish to tender some or all of the shares held in the plan, you must so indicate on the Letter of Transmittal and follow the procedures outlined in the Letter of Transmittal. See Instruction 16 of the Letter of Transmittal.

In what order will you purchase the tendered shares?

        If at least 500,000 shares, or such greater number of shares as we may elect to purchase (such additional shares not to exceed 2% of our outstanding shares), have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn, we will purchase properly tendered shares on the basis set forth below:

  •
  first, from all holders of "odd lots" of less than 100 shares who properly tender all of their shares at or below the purchase price selected by us and do not properly withdraw them before the Expiration Date;

  •
  second, after the shares from the "odd lot" holders, from all other shareholders who properly tender shares at or below the purchase price selected by us, on a pro rata basis; and

  •
  third, only if necessary to permit us to purchase 500,000 shares (or such greater number of shares as we may elect to purchase, such additional shares not to exceed 2% of our outstanding shares (approximately 310,615 shares)), from holders who have tendered shares conditionally (for which the condition to purchase a minimum number of shares was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

        Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

Once I have tendered shares in the tender offer, can I withdraw my tender?

        You may withdraw any shares you have tendered at any time before midnight, New York City time, on Thursday, September 1, 2005, unless we extend the tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after midnight, New York City time, on Friday, September 30, 2005. See Section 4.

How do I withdraw shares I previously tendered?

        To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. See Section 4.

Has the Company or its Board of Directors adopted a position on the tender offer?

        Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors nor the Dealer Manager or the Information Agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered.

Will the Company's major shareholders, directors and executive officers tender shares in the tender offer?

        Certain major shareholders, directors and executive officers of Nature's Sunshine have indicated that they intend to tender, in the aggregate, approximately 137,300 shares beneficially owned by them. See Section 11.

If I decide not to tender, how will the tender offer affect my shares?

        Upon the completion of the tender offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. See Section 12.

Following the offer, will the Company continue as a public company?

        The completion of the offer in accordance with its conditions will not cause the Company to be delisted from the Nasdaq National Market or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the offer that there will not be a reasonable likelihood that such purchase will cause the shares to not continue to be eligible to be listed on the Nasdaq National Market or to not continue to be eligible for registration under the Exchange Act. See Section 12.

What is the recent market price of my shares?

        On August 4, 2005, the last full trading day before commencement of the tender offer, the closing price of the shares on the Nasdaq National Market was $22.28 per share. You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares. See Section 8.

Will I have to pay brokerage commissions if I tender my shares?

        If you are the record owner of your shares and you tender your shares to us in our offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the United States federal income tax consequences if I tender my shares?

        Generally, you will be subject to United States federal income taxation and applicable withholding when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of stock from Nature's Sunshine. See Section 14. We recommend that you consult with your tax advisor.

Will I have to pay stock transfer tax if I tender my shares?

        Generally, we will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Who can I talk to if I have questions?

        If you have any questions regarding the tender offer, please contact Georgeson Shareholder Communications Inc., the Information Agent for the tender offer, at (888) 264-7051 (toll free). Additional contact information for the Information Agent is set forth on the back cover page of this document.

FORWARD LOOKING STATEMENTS

        This Offer to Purchase (including any documents incorporated by reference or deemed to be incorporated by reference) contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "estimate," "believe," "expect," "intend," "may," "planned," "potential," "should," "could," "will," "would" and similar terms. These forward-looking statements are inherently subject to known and unknown risks and uncertainties. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. These risks and uncertainties include risks related to our businesses as well as the factors relating to the transaction discussed in this Offer to Purchase. You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference. Except for ongoing obligations to disclose material information as required by U.S. federal securities laws, neither we nor the Dealer Manager or Information Agent is under any obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements.

        In addition, please refer to our annual report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2005, and our quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2005, which are incorporated by reference herein, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our company and business.

INTRODUCTION

To the Holders of our Common Stock:

        We invite our shareholders to tender shares of our common stock, no par value per share, for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 500,000 shares at a price not greater than $22.25 nor less than $21.00 per share, net to the seller in cash, without interest.

        The tender offer will expire on Thursday, September 1, 2005, at midnight, New York City time, unless we extend it. See Section 1. We may choose to extend the tender offer for any reason. See Section 15.

        We will select the lowest purchase price that will allow us to buy 500,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the offer will be acquired at the same purchase price.

        The offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

        Only shares properly tendered at prices at or below the purchase price we select and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek are tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares we do not purchase because of proration or conditional tenders promptly following the Expiration Date. See Section 3.

        We reserve the right to purchase more than 500,000 shares pursuant to the Offer, subject to certain limitations and legal requirements. See Sections 1 and 15.

        Tendering shareholders whose shares are registered in their own names and who tender directly to American Stock Transfer & Trust Company, the Depositary for the Offer, and holders of shares held under the 401(k) Plan ("401(k) Plan Shares") and through our Dividend Reinvestment Plan who tender shares will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

        OUR OBLIGATION TO ACCEPT, AND PAY FOR, SHARES VALIDLY TENDERED PURSUANT TO THE OFFER IS CONDITIONED UPON SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN SECTION 7 OF THIS OFFER TO PURCHASE.

        Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Dealer Manager or the Information Agent is making any recommendation whether you should tender or refrain from tendering your shares or at what purchase price or purchase prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Certain major shareholders, directors and executive officers of Nature's Sunshine have indicated that they intend to tender, in the aggregate, approximately 137,300 shares beneficially owned by them. See Section 11.

        Section 14 of this Offer to Purchase, "United States Federal Income Tax Consequences," describes various United States federal income tax consequences of a sale of shares under the Offer.

        We will pay the fees and certain expenses incurred in connection with the Offer by us to Georgeson Shareholder Securities Corporation, the Dealer Manager for this Offer, Georgeson Shareholder Communications Inc., Information Agent for this Offer, and American Stock Transfer & Trust Company, the Depositary for this Offer. See Section 16.

        As of August 1, 2005 we had 15,530,769 issued and outstanding shares of our common stock and 809,330 shares reserved for issuance upon exercise of outstanding options under the Stock Option Plans. The 500,000 shares that we are offering to purchase hereunder represent approximately 3.1% of the shares outstanding (including 809,330 shares reserved for issuance upon exercise of outstanding options under the Stock Option Plans) on August 1, 2005. The shares are listed and traded on the Nasdaq National Market under the symbol "NATR." On August 4, 2005, the last full trading day before commencement of the Offer, the closing price of the shares on the Nasdaq National Market was $22.28 per share. Shareholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

        Holders of vested but unexercised options outstanding under our Stock Option Plans may exercise such options for cash in accordance with the terms of the applicable Stock Option Plans and tender some or all of the shares issued upon such exercise.

        Shareholders who participate in our Dividend Reinvestment Plan may tender some or all of the shares attributed to such shareholder's account under the Dividend Reinvestment Plan.

Special Information for Holders of 401(k) Plan Shares

        Holders who wish to tender their 401(k) Plan Shares, must follow the procedures described in Section 3 under "Special Procedures for Holders of 401(k) Plan Shares." Instructions for the tender of 401(k) Plan Shares must be received at least one business day prior to the Expiration Date. Section 14 sets forth information about tax considerations with respect to tenders of 401(k) Plan Shares.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION REGARDING THE OFFER.

THE TENDER OFFER

SECTION 1. Number of Shares; Proration

        General.    Upon the terms and subject to the conditions of the Offer, we will purchase 500,000 shares of our common stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, at prices not in excess of $22.25 nor less than $21.00 per share, net to the seller in cash, without interest.

        The term "Expiration Date" means midnight, New York City time, on Thursday, September 1, 2005, unless and until we, in our reasonable discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the Securities and Exchange Commission (the "Commission" or the "SEC"), we may, and we expressly reserve the right to, purchase under the Offer an additional amount of shares not to exceed 2% of the outstanding shares (approximately 310,615 shares) without amending or extending the Offer. See Section 15.

        In the event of an over-subscription of the Offer as described below, shares tendered at or below the purchase price will be subject to proration, except for "Odd Lots" (as defined herein). The proration period and withdrawal rights expire on the Expiration Date.

        If we:

  •
  increase the price to be paid for shares above $22.25 per share or decrease the price to be paid for shares below $21.00 per share;

  •
  increase the number of shares being sought in the Offer and such increase in the number of shares being sought exceeds 2% of the outstanding shares (approximately 310,615 shares); or

  •
  decrease the number of shares being sought; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        THE TENDER OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.

        In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must specify the price or prices, not in excess of $22.25 nor less than $21.00 per share, at which they are willing to sell their shares to us under the Offer. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the purchase price ultimately paid for shares properly tendered in the Offer, which could result in the tendering shareholder receiving a price per share as low as $21.00. Promptly following the Expiration Date, we will, in our sole discretion, determine the purchase price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price, not in excess of $22.25 nor less than $21.00 net per share in cash, without interest, that will enable us to purchase 500,000 shares, or such lesser number of shares as are properly tendered, under the Offer. Shares properly tendered under the Offer at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All shares tendered and not purchased under the Offer, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration and conditional tender provisions will be returned to the tendering shareholders or, in the case of shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, or, in the case of shares delivered by the Dividend Reinvestment Plan, credited to the tendering shareholder's account, at our expense promptly following the Expiration Date. By following the instructions to the Letter of Transmittal, shareholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price.

        If the number of shares properly tendered at or below the purchase price and not properly withdrawn is less than or equal to 500,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price.

        Priority of Purchases.    Upon the terms and subject to the conditions of the Offer, if more than 500,000 shares, or such greater number of shares as we may elect to purchase (such additional shares not to exceed 2% of our outstanding shares), have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn, we will purchase properly tendered shares on the basis set forth below:

  •
  First, upon the terms and subject to the conditions of the Offer, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

          (a)   tenders all shares owned beneficially of record by the Odd Lot Holder at a price at or below the purchase price selected by us (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

          (b)   completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

  •
  Second, after the purchase of all of the shares properly tendered by Odd Lot Holders, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

  •
  Third, if necessary to permit us to purchase 500,000 shares (or such greater number of shares as we may elect to purchase, such additional shares not to exceed 2% of our outstanding shares (approximately 310,615 shares)), shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us and not properly withdrawn, will, to the extent feasible be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

        Therefore, all of the shares that a shareholder tenders in the Offer may not be purchased even if they are tendered at prices at or below the purchase price or if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price.

        Odd Lots.    The term "Odd Lots" means all shares tendered at prices at or below the purchase price selected by us by any person (an "Odd Lot Holder") who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares. Any Odd Lot Holder wishing to tender all of the shareholder's shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        Proration.    If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares tendered by the shareholder to the total number of shares tendered by all shareholders, other than Odd Lot Holders, at or below the purchase price selected by us, subject to conditional tenders. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the Odd Lot procedure described above and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until approximately seven to ten business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

        As described in Section 14, the number of shares that we will purchase from a shareholder under the Offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

SECTION 2. Purpose of the Tender Offer; Certain Effects of the Tender Offer

        Purpose of the Tender Offer.    Our management and Board of Directors have evaluated our operations, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources given our business profile, our assets and recent market prices for our common stock. We have substantial cash generating capacity, minimal debt, and no immediate need for the accumulation of cash. We believe that our current and anticipated cash balances, and our debt capacity, exceed the financial requirements of our business, including the capital requirements for improving our operations and providing appropriate financial flexibility for general corporate purposes.

        We believe that the modified "Dutch Auction" tender offer set forth herein represents a mechanism which provides all of our shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect. In addition, shareholders who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. As a result, our Board of Directors believes that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our shareholders. The Offer also provides shareholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. After the Offer is completed, we believe that our anticipated cash flow from operations, access to credit facilities and capital markets and financial condition will be adequate for our needs.

        NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH SHAREHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE TENDER OFFER, SHOULD CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND SHOULD MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH TO TENDER. IN DOING SO, SHAREHOLDERS SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL. CERTAIN MAJOR SHAREHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY HAVE INDICATED THAT THEY INTEND TO TENDER, IN THE AGGREGATE, APPROXIMATELY 137,300 SHARES BENEFICIALLY OWNED BY THEM. SEE SECTION 11.

        Certain Effects of the Offer.    Shareholders who do not tender their shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or a proration or conditional tenders will continue to be owners of the Company. As a result, those shareholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Shareholders may be able to sell non-tendered shares in the future on the Nasdaq National Market or otherwise, at a net price significantly higher than the purchase price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by us in the Offer.

        Shares we acquire pursuant to the Offer will be canceled and returned to the status of authorized but unissued stock and will be available for us to issue without further shareholder action (except as required by applicable law or the rules of the Nasdaq National Market or any other securities exchange on which the shares are listed) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

        The Offer represents the opportunity for us to return a portion of our cash to shareholders who elect to tender their shares. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in Nasdaq National Market transactions.

        We believe that the Offer is consistent with our long-term corporate goal of increasing shareholder value.

        Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

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  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

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  any material change in our present board of directors or management or any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the board) or to change any material term of the employment contract of any executive officer;

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  any material change in our present dividend policy, our capitalization, our corporate structure or our business;

  •
  any class of our equity securities ceasing to be authorized to be quoted on the Nasdaq National Market;

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  any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

  •
  the suspension of our obligation to file reports under Section 13 of the Exchange Act; or

  •
  the material acquisition or disposition by any person of our securities.

        Notwithstanding the foregoing, the Company reserves the right to change its plans and intentions at any time it deems appropriate.

SECTION 3. Procedures for Tendering Shares

        Valid Tender.    For a shareholder to make a valid tender of shares under the Offer, (i) the Depositary must receive, at the addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Date:

  •
  a Letter of Transmittal, or a facsimile thereof; properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message (see "—Book-Entry Transfer" below), and any other required documents; and

  •
  either certificates representing the tendered shares (unless shares are delivered through our Dividend Reinvestment Plan) or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see "—Book-Entry Transfer" below); or

(ii)
the tendering shareholder must, before the Expiration Date, comply with the guaranteed delivery procedures we describe below.

        The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

        IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH SHAREHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST EITHER (1) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER" OR (2) CHECK ONE OF THE BOXES CORRESPONDING TO THE PRICE AT WHICH SHARES ARE BEING TENDERED IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED." A TENDER OF SHARES WILL BE PROPER IF AND ONLY IF, ONE OF THESE BOXES IS CHECKED ON THE LETTER OF TRANSMITTAL.

        If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election could have the effect of decreasing the price at which we purchase tendered shares because shares tendered using this election will effectively be considered available for purchase at the minimum price of $21.00 per share. Also, note that this election could result in your shares being purchased at the minimum tender price of $21.00 per share.

        If tendering shareholders wish to indicate a specific price (in multiples of $0.25) at which their shares are being tendered, they must check a box under the section captioned "Price (in dollars) per Share at Which Shares Are Being Tendered." Tendering shareholders should be aware that this election could mean that none of their shares will be purchased if they check a box other than the box representing the lowest price. A shareholder who wishes to tender shares at more than one price must complete separate Letters of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price.

        Odd Lot Holders who tender all their shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

        Optionees holding vested options to purchase shares may exercise their options and tender the shares received upon exercise in accordance with the instructions and procedures described in Section 3 with respect to shares generally. The exercise of an option cannot be revoked even if the shares received upon the exercise and tendered in the offer are not purchased for any reason.

        Participants in the 401(k) Plan who wish to tender any of their 401(k) Plan Shares, must follow the separate instructions described below under "Special Procedures for Holders of 401(k) Plan Shares."

        Book-Entry Transfer.    For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the "book-entry transfer facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary's account in accordance with the book-entry transfer facility's procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary's account at the book-entry transfer facility, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures we describe below.

        The confirmation of a book-entry transfer of shares into the Depositary's account at the book-entry transfer facility as we describe above is referred to herein as a "book-entry confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

        THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY

RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF YOU PLAN TO MAKE DELIVERY BY MAIL, WE RECOMMEND THAT YOU DELIVER BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND OBTAIN PROPER INSURANCE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Signature Guarantees.    No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

  •
  the "registered holder(s)" of those shares signs the Letter of Transmittal and has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

  •
  those shares are tendered for the account of an "eligible institution."

        For purposes hereof, a "registered holder" of tendered shares will include any participant in the book-entry transfer facility's system whose name appears on a security position listing as the owner of those shares, and an "eligible institution" is a "financial institution," which term includes most commercial banks, savings and loan associations and brokerage houses, that is a member in good standing of the Securities Transfer Agent's Medallion Program or an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act.

        Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 6 to the Letter of Transmittal.

        Guaranteed Delivery.    If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

  •
  your tender is made by or through an eligible institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we provide, is received by the Depositary, as provided below, prior to the Expiration Date; and

  •
  the Depositary receives, at the address set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered together with (1) a Letter of Transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) in the case of any book-entry transfer of the shares being tendered which is effected in accordance with the book-entry transfer procedures we describe above under "—Book Entry Transfer" within the same three-trading day period (1) either a Letter of Transmittal, or a facsimile thereof; relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent's message, (2) a book-entry confirmation relating to that transfer and (3) all other required documents.

        For these purposes, a "trading day" is any day on which the Nasdaq National Market is open for business.

        A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, facsimile transmission or mail and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery that is to be delivered to the Depositary.

        Other Requirements.    Notwithstanding any other provision hereof, payment for shares accepted for payment under the Offer will in all cases be made only after timely receipt by the Depositary of:

  •
  certificates representing, or a timely book-entry confirmation respecting, those shares;

  •
  a Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees thereon, or, in the case of a book-entry transfer, an agent's message in lieu of a Letter of Transmittal; and

  •
  any other documents the Letter of Transmittal requires.

        Accordingly, tendering shareholders may be paid at different times depending on when certificates representing, or book-entry confirmations respecting, their shares are actually received by the Depositary.

        UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE OF THE SHARES WE PURCHASE IN THE OFFER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN MAKING THAT PAYMENT.

Special Procedures for Holders of 401(k) Plan Shares

        401(k) Plan Shares may not be tendered by a Letter of Transmittal. Proper tender may only be made by following the separate instructions and procedures that are described below. Please note that the deadlines for submitting instructions regarding the tender of 401(k) Plan Shares are earlier than the Expiration Date. The deadline for submitting the tender instructions for the 401(k) Plan Shares is one business day prior to the Expiration Date.

        Participants in the 401(k) Plan may instruct Merrill Lynch Trust Company, as the Trustee of the 401(k) Plan, to tender some, all or none of the shares held in their account under the 401(k) Plan by contacting the Trustee at (800) 229-9040 in accordance with the instructions set forth in the Letter to Participants. Participants in the 401(k) Plan cannot use the Letter of Transmittal to direct the tender of shares, but must follow the instructions set forth in the Letter to Participants.

        The proceeds received by the Trustee for the shares tendered in the 401(k) Plan will be invested in the Merrill Lynch Retirement Preservation Trust within the 401(k) Plan and will not be distributed to participants. After the administrative processing of the proceeds is completed, participants may then direct the Trustee to exchange the proceeds received from the tender of shares which were invested in the Merrill Lynch Retirement Preservation Trust into the other investment options available under the 401(k) Plan.

        Under certain circumstances, the Trustee may be prohibited by the terms of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended (the "Code") from following participants instructions regarding whether or not to tender their shares. In particular, the 401(k) Plan is prohibited from selling shares to Nature's Sunshine for a price that is less than "adequate consideration" within the meaning of Section 3(18) of ERISA. Adequate consideration for a publicly traded security generally is defined as the prevailing market price of the security. Accordingly, if the prevailing market price of the Company's common stock at the Expiration Date is higher than the per share purchase price, the Trustee may not tender the shares, regardless of participant instructions.

        Participants in the 401(k) Plan are urged to read the separate Letter to Participants carefully.

        Dividend Reinvestment Plan.    Shareholders who participate in the Dividend Reinvestment Plan who wish to tender some or all of the shares attributable to their accounts must so indicate in the Letter of Transmittal and follow the procedures outlined therein. See Instruction 16 of the Letter of Transmittal.

        Tendering Shareholder's Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares ("Equivalent Securities") that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder's representation and warranty to us that (a) such shareholder has a "net long position" in shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our reasonable discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of, or payment for, shares which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer or any defects or irregularities in the tender of any shares, provided that we will not waive any condition of the Offer with respect to an individual shareholder unless we waive that condition for all shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding.

        Backup U.S. Federal Income Tax Withholding.    Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to "backup withholding" at a rate of 28%, unless a shareholder that holds shares:

  •
  provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder's social security number) and any other required information; or

  •
  is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

        A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding on cash payable under the Offer, each shareholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup U.S. federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal. Foreign shareholders should complete and sign the appropriate Internal Revenue Service Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

        Lost Certificates.    If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Depositary at the toll-free number (877) 248-6417. The Depositary will instruct the shareholder as to the steps that must be taken in order to replace the certificates.

        WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE NUMBER OF SHARES TO BE ACCEPTED, THE PRICE TO BE PAID FOR SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PARTIES.

SECTION 4. Withdrawal Rights

        Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to midnight, New York City time, on the Expiration Date. You may also withdraw your previously tendered shares at any time after midnight, New York City time, on Friday, September 30, 2005, unless such shares have been accepted for payment as provided in the Offer.

        For a withdrawal to be effective, a written notice of withdrawal must:

  •
  be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

  •
  specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

        If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal. A shareholder who has tendered shares at more than one price must complete a separate notice of withdrawal for each price at which shares have been tendered.

        If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3 of this Offer to Purchase, "Procedures for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility's procedures.

        Participants in the 401(k) Plan who wish to withdraw their shares must follow the instructions found in the Letter to Participants sent to them with this Offer to Purchase.

        Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Date by again following one of the procedures described in Section 3 of this Offer to Purchase, "Procedures for Tendering."

        We will decide, in our reasonable discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

SECTION 5. Purchase of Shares and Payment of Purchase Price

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will (1) determine a single per share purchase price we will pay for the shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders, and (2) accept for payment and pay the purchase price for (and thereby purchase) up to 500,000 shares properly tendered at prices at or below the purchase price and not properly withdrawn.

        For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the "odd lot" priority, proration and conditional tender provisions of this Offer, shares that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

        Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Date. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

  •
  certificates for shares, or of a timely book-entry confirmation of shares into the Depositary's account at the book-entry transfer facility,

  •
  a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), or, in the case of a book-entry transfer, an agent's message, and

  •
  any other required documents.

        In the case of 401(k) Plan Shares, payment for shares (less any applicable income tax withholding) will be made only after timely receipt by the Trustee of instructions from the participant in accordance with the procedures set forth in the Letter to Participants.

        We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until approximately seven to ten business days after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tender will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering shareholders. 401(k) Plan Shares not purchased will be returned to the Trustee for the 401(k) Plan.

        UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE, INCLUDING BUT NOT LIMITED TO, BY REASON OF ANY DELAY IN MAKING PAYMENT. IN ADDITION, IF CERTAIN EVENTS OCCUR, WE MAY NOT BE OBLIGATED TO PURCHASE SHARES PURSUANT TO THE OFFER. SEE SECTION 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

        ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF FOREIGN SHAREHOLDERS, THE APPROPRIATE FORM W-8) MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO SEE SECTION 14 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR NON-UNITED STATES SHAREHOLDERS.

SECTION 6. Conditional Tender of Shares

        Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares tendered at or below the purchase price prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and shareholder's decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder's shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal. We urge each shareholder to consult with his or her own financial or tax advisors.

        Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the tender offer expires, if more than 500,000 shares (or such greater number of shares as we may elect to purchase, such additional shares not to exceed 2% of our outstanding shares (approximately 310,615 shares)) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder (tendered pursuant to a Letter of Transmittal) below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned at our expense.

        Holders of 401(k) Plan Shares are not eligible to make a conditional tender for any such shares.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 500,000 (or such greater number of shares as we may elect to purchase, such additional shares not to exceed 2% of our outstanding shares (approximately 310,615 shares)) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 500,000 shares (or such greater number of shares as we may elect to purchase). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

SECTION 7. Conditions of the Tender Offer

        Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) of the Exchange Act, if at any time on or after August 5, 2005, and prior to the Expiration Date any of the following events occur or are determined by us to have occurred, that, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event, except if any such event is caused by our action or inaction, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the shares in the Offer:

  •
  there shall have occurred (i) any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, might adversely affect, the extension of credit by banks or other financial institutions, (iii) a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor, (iv) the commencement or escalation of a war, major armed hostilities or other similar national or international calamity directly or indirectly involving the United States if the effect of such commencement, escalation or calamity would have a material adverse effect on the Company that makes it impractical or inadvisable to proceed with completion of the tender offer, (v) any decrease of more than 10%, measured from the close of trading on August 4, 2005 (the last trading day prior to the commencement of the tender offer), in the market price for the shares or in the New York Stock Exchange Index, Nasdaq Composite Index, Dow Jones Industrial Average or the S&P 500 Composite Index, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

  •
  any change (or condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, licenses, results of our operations or prospects or that of any of our subsidiaries or affiliates that, in our reasonable judgment, does or may have a materially adverse effect on us or any of our subsidiaries or affiliates, taken as a whole, or we shall have become aware of any fact that, in our reasonable judgment, does or may have a material adverse effect on the value of the shares;

  •
  legislation amending the Code has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

  •
  there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which (i) challenges or seeks to challenge, restrain or prohibit the making of the Offer, the acquisition by us of the shares, or any other matter directly or indirectly relating to the Offer, or seeks to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares, (iii) seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares, (iv) would or might prohibit, restrict or delay the consummation of the Offer, (v) otherwise could materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, licenses, results of our operations or prospects that of any of our subsidiaries or affiliates taken as a whole, or (vi) otherwise directly or indirectly relates to the Offer or which otherwise, in our reasonable judgment, might adversely affect us or any of our subsidiaries or affiliates or the value of the shares;

  •
  any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment, (i) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder, (ii) would or might prohibit, restrict or delay consummation of the Offer, or (iii) otherwise could materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates;

  •
  a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been announced or made by any person or has been publicly disclosed;

  •
  we learn that:

  (1)
  any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before August 5, 2005); or

  (2)
  any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before August 5, 2005 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding shares;

  •
  any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

  •
  any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

  •
  we determine that the consummation of the Offer and the purchase of the shares may cause our common stock to be delisted from the Nasdaq National Market or to be eligible for deregistration under the Exchange Act.

        The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the expiration date of the Offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

SECTION 8. Price Range of the Shares; Dividends

        Price Range of the Shares.    Our shares are traded on the Nasdaq National Market under the symbol "NATR." The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the Nasdaq National Market based on published financial sources.

	High	Low
Year Ended December 31, 2003:
First Quarter	$9.99	$6.65
Second Quarter	10.89	7.50
Third Quarter	9.19	7.10
Fourth Quarter	9.03	7.61
Year Ended December 31, 2004:
First Quarter	14.99	8.25
Second Quarter	15.69	12.45
Third Quarter	16.00	13.00
Fourth Quarter	21.36	13.76
Year Ending December 31, 2005:
First Quarter	22.66	16.31
Second Quarter	18.20	12.50
Third Quarter (through August 4, 2005)	22.79	16.59

        On August 4, 2005, which was the last full trading day before commencement of the Offer, the last reported sales price of the shares reported by the Nasdaq National Market was $22.28 per share. We urge shareholders to obtain a current market price for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.

        Dividends.    There were approximately 1,246 shareholders of record as of July 29, 2005. During 2003, the Company paid quarterly cash dividends of 3 1/3 cents per common share. During 2004 and each of the first and second quarters of 2005, the Company paid a cash dividend of 5 cents per common share and has announced its intention to pay a cash dividend of 5 cents per common share on August 19, 2005 to shareholders of record on August 10, 2005. Depending on the Company's results of operations and other factors as our Board of Directors deems relevant, the Company expects to continue to pay cash dividends in the future.

SECTION 9. Source and Amount of Funds

        Assuming that 500,000 shares are tendered in the Offer at a price between $21.00 and $22.25 per share, the aggregate purchase price will be between approximately $10.5 million and $11.125 million. We expect that expenses for the Offer will be approximately $125,000.

        We anticipate that we will obtain the funds necessary to purchase shares tendered in the Offer, and to pay related expenses, primarily through cash on hand, net cash provided by operating activities and, if necessary, from our existing $15 million operating line of credit.

        The operating line of credit, which is pursuant to a credit agreement with Wells Fargo, National Association, provides for borrowings of up to $15 million. The line of credit has a fixed interest rate equal to LIBOR plus 1.5 percent for borrowings with fixed terms and a fluctuating rate equal to 1.0 percent below the Prime Rate for borrowings without fixed terms. Borrowings under this line of credit may be used to repurchase shares of the Company's outstanding common stock under Board-authorized repurchase programs as well as to fund working capital, capital expenditures, and related costs. The Company amended the terms of the line of credit during the second quarter of 2004 to extend the maturity date to July 1, 2006. The line of credit had an original maturity of July 1, 2004. There were outstanding borrowings of $5 million under this line of credit as of June 30, 2005. The line of credit contains various terms and conditions, including affirmative and negative financial covenants. As of June 30, 2005, the Company was in compliance with these covenants. We anticipate that any amounts borrowed under the line of credit will be repaid from funds generated by Company operations.

        The Offer is not subject to the receipt of financing and we do not have any alternative financing arrangement or alternative financing plans.

SECTION 10. Certain Information Concerning Nature's Sunshine

        General.    Nature's Sunshine, founded in 1972 and incorporated in Utah in 1976, and its subsidiaries are primarily engaged in the manufacturing and marketing of nutritional and personal care products. The Company sells its products worldwide to a sales force of independent distributors who use the products themselves or resell them to other distributors or consumers.

        Our operations are conducted in the United States as well as in certain other countries. The Company's subsidiaries are located in South Korea, Mexico, Venezuela, Japan, Brazil, Canada, Central America, Colombia, Dominican Republic, Ecuador, Peru, the United Kingdom, Israel, Taiwan, Thailand and Singapore. We also export our products to several other countries, including Argentina, Australia, Chile, New Zealand, Norway and the Russian Federation.

        We also sell our products through a separate division, Synergy Worldwide. Synergy Worldwide primarily sells products in Japan, Taiwan, Thailand and the United States.

        Our executive offices are located at 75 East 1700 South, Provo, Utah 84606. Our telephone number is (801) 342-4300.

        Where You Can Find More Information.    We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

        These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference the following documents, which contain important information about us:

SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2004
Quarterly Report on Form l0-Q	Quarter ended March 31, 2005
Current Reports on Form 8-K	March 2, 2005 April 27, 2005 July 18, 2005 July 29, 2005

        You can obtain any of the documents incorporated by reference in this document from us or from the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or calling Craig Huff, Chief Financial Officer, at 75 East 1700 South, Provo, Utah 84606, telephone: (801) 342-4300. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our website at: http://www.natr.com.

SECTION 11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

        As of August 1, 2005 we had 15,530,769 issued and outstanding shares of our common stock and 809,330 shares reserved for issuance upon exercise of outstanding options under the Stock Option Plans. The 500,000 shares that we are offering to purchase hereunder represent approximately 3.1% of the shares outstanding (including 809,330 shares reserved for issuance upon exercise of outstanding options under the Stock Option Plans) on August 1, 2005.

        The following table shows the share ownership of certain shareholders of the Company and all current directors and executive officers as a group as of August 1, 2005.

Name and Address of Directors and Executive Officers	Aggregate Number of Shares Beneficially Owned(1)		Percentage of Class(2)	Aggregate Number of Shares Expected to be Tendered
Pauline Hughes Francis 311 East Canal Road Salem, UT 84653	2,016,921	(3)	13.0%	—
Kristine F. Hughes Eugene L. Hughes 75 East 1700 South Provo, UT 84606	1,557,858	(4)	9.9%	86,300
Douglas Faggioli 75 East 1700 South Provo, UT 84606	252,250	(5)	1.6%	51,000
John R. DeWyze 75 East 1700 South Provo, UT 84606	21,170	(6)	*	—
Craig D. Huff 75 East 1700 South Provo, UT 84606	33,839	(7)	*	—
Franz Louis Cristiani 75 East 1700 South Provo, UT 84606	5,000	(8)	*	—
All executive officers and directors as a group (7 persons)	3,887,038	(9)	24.4%	137,300

*
Less than 1%.

(1)
Except as otherwise indicated, all shares are directly owned with voting and investment power held by the person named. Amounts shown include, where applicable, shares subject to options that are presently exercisable or exercisable within 60 days of August 1, 2005.

(2)
The percentage shown for each beneficial owner is calculated based upon the outstanding shares of our common stock, including shares of common stock subject to options that are presently exercisable or exercisable within 60 days of August 1, 2005 held by such beneficial owner which are deemed to be outstanding.

(3)
Includes 1,138,482 shares held by Pauline Hughes Francis in trust for the benefit of herself and her children of which Mrs. Francis is trustee and 878,439 shares held by a family limited partnership.

(4)
Includes 16,335 shares held directly by Eugene Hughes, 1,284,317 shares held by Kristine and Eugene Hughes in revocable family trusts for the benefit of themselves and their children, of which they are trustees, 101,568 shares allocated to Mr. Hughes' account in a 401(k) Plan, and 155,638 shares subject to presently exercisable options.

(5)
Includes 43,146 shares held directly, 34,714 shares allocated in a 401(k) Plan and 174,390 shares subject to presently exercisable options.

(6)
Includes 2,150 shares held directly, 1,870 shares allocated in a 401(k) Plan, 600 shares in Mr. DeWyze's wife's IRA, to which he disclaims beneficial ownership, and 16,550 shares subject to presently exercisable options.

(7)
Includes 10,829 shares allocated in a 401(k) Plan and 23,010 shares subject to presently exercisable options.

(8)
Represents shares subject to presently exercisable options.

(9)
Includes 148,981 shares allocated in a 401(k) Plan, and 374,588 shares subject to presently exercisable options.

        Each of the parties listed above have indicated that they intend to tender the shares listed next to their names in the above table in the column titled "Aggregate Number of Shares Expected to be Tendered." The aggregate number of shares expected to be tendered by all such holders is 137,300, which represents approximately 0.8% of the outstanding shares as of August 1, 2005 (including 809,330 shares reserved for issuance upon exercise of outstanding options under the Stock Option Plans).

Stock-Based Plans

        1995 Stock Option Plan.    Our 1995 Plan, authorizes the grant of incentive and non-qualified stock options to officers and key employees. The 1995 Plan currently allows for the granting of a maximum of 4,150,000 shares of our common stock (adjusted for stock splits and dividends).

        Options issued under the 1995 Plan must have an exercise price at least equal to the fair market value on the date of grant and a term of not more than ten years. Options are generally not transferable and are exercisable in accordance with vesting schedules established by the Compensation Committee (the "Committee") of the Board of Directors administering the Plan. The Committee establishes the terms and conditions for each option granted to an employee, and sets forth in the option agreement, the effect of the termination of employment on the rights and benefits thereunder. In the event of certain changes in control of our company, options generally become immediately exercisable.

        As of August 1, 2005, there were 689,672 shares subject to non-qualified options issued and outstanding under the 1995 Plan and 107,303 shares are available for issuance (as adjusted for stock splits and dividends).

        We also have 119,658 shares subject to options issued and outstanding, which were granted under stock option plans or arrangements that have been terminated.

        Tax Deferred Retirement Plan.    The Company maintains the Nature's Sunshine Products, Inc. Tax Deferred Retirement Plan, a tax-qualified defined contribution plan meeting the requirements of Section 401(k) of the Code and covering all of our employees who complete 1,000 or more hours of service per year. Pursuant to the Tax Deferred Retirement Plan, plan participants may elect to acquire and hold shares of the Company's common stock.

        Dividend Reinvestment Plan.    We maintain a Dividend Reinvestment Plan under which dividends are not paid directly to the participating shareholders but are applied to the purchase of our shares for the accounts of the participating shareholders.

        Except as otherwise described in this Offer to Purchase or as described in our most recent proxy statement, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. See Section 10 and Section 15.

SECTION 12. Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

        The purchase by us of shares under the Offer will reduce the number of our shares that might otherwise be traded publicly and may reduce the number of shareholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the Offer. As of August 1, 2005 we had issued and outstanding 15,530,769 shares. The 500,000 shares that we are offering to purchase pursuant to the tender offer represent approximately 3.1% of the shares outstanding as of that date (including 809,330 shares reserved for issuance upon exercise of outstanding options under the Stock Option Plans). Based upon published guidelines of the Nasdaq National Market and the conditions of the Offer, our purchase of shares under the Offer will not cause the remaining outstanding shares of common stock to be delisted from the Nasdaq National Market.

        The shares are now "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

        The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

        The Offer is conditioned upon our having determined that the consummation of the Offer and the purchase of shares will not cause our common stock to be delisted from the Nasdaq National Market or deregistered under the Exchange Act. See Section 7.

SECTION 13. Legal Matters; Regulatory Approvals

        We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

SECTION 14. United States Federal Income Tax Consequences

        The following summary describes the material U.S. federal income tax consequences relating to the Offer to shareholders whose shares are properly tendered and accepted for payment pursuant to the Offer. Those shareholders who do not participate in the Offer should not incur any U.S. federal income tax liability as a result of the completion of the Offer. This summary is based upon the Code, Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that maybe relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, certain expatriates, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion," or "constructive sale" transaction for U.S. federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to "U.S. holders" (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in the Offer. For purposes of this discussion, a "U.S. holder" is a beneficial owner of shares that is, for U.S. federal income tax purposes:

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  a citizen or resident of the United States;

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  a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

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  an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

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  a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions.

        If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding shares should consult their tax advisors.

        SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN THE TENDER OFFER.

        Characterization of the Purchase.    The purchase of shares by us under the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. holder will, depending on the U.S. holder's particular circumstances, be treated either as having sold the U.S. holder's shares or as having received a distribution in respect of stock from us.

        Under Section 302 of the Code, a U.S. holder whose shares are purchased by us under the Offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

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  results in a "complete termination" of the U.S. holder's equity interest in us;

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  results in a "substantially disproportionate" redemption with respect to the U.S. holder; or

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  is "not essentially equivalent to a dividend" with respect to the U.S. holder.

        Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

        If a U.S. holder satisfies any of the Section 302 tests explained below, the U.S. holder will be treated as if it sold its shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received under the Offer and the U.S. holder's adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the shares that were sold exceeds one year as of the date of purchase by us under the Offer. Specified limitations apply to the deductibility of capital losses by U.S. holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by us from a U.S. holder under the Offer. A U.S. holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under the Offer if less than all of its shares are tendered under the Offer, and the order in which different blocks will be purchased by us in the event of proration under the Offer. U.S. holders should consult their tax advisors concerning the mechanics and desirability of that designation.

        If a U.S. holder does not satisfy any of the Section 302 tests explained below, the purchase of a U.S. holder's shares by us under the Offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. holder. Instead, the amount received by the U.S. holder with respect to the purchase of its shares by us under the Offer will be treated as a dividend to the U.S. holder with respect to its shares under Section 301 of the Code, to the extent of our current and accumulated earnings and profits (within the meaning of the Code). Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on dividends deemed received. To the extent the amount exceeds our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital that will reduce the U.S. holder's adjusted tax basis in its shares and any remainder will be treated as capital gain (which maybe long-term capital gain as described above). To the extent that a purchase of a U.S. holder's shares by us under the Offer is treated as the receipt by the U.S. holder of a dividend, the U.S. holder's remaining adjusted tax basis (after adjustment as described in the previous sentence) in the purchased shares will be added to any shares retained by the U.S. holder subject to, in the case of corporate shareholders, reduction of basis or possible gain recognition under Section 1059 of the Code in an amount equal to the non-taxed portion of the dividend. A dividend received by a corporate U.S. holder, as explained below, may be eligible for the dividends received deduction and subject to the "extraordinary dividend" provisions of Section 1059 of the Code.

        Constructive Ownership of Stock and Other Issues.    In applying each of the Section 302 tests explained below, U.S. holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the U.S. holder has the right to acquire by exercise of an option or by conversion or exchange of a convertible security. Due to the factual nature of the Section 302 tests explained below, U.S. holders should consult their tax advisors to determine whether the purchase of their shares under the Offer qualifies for sale or exchange treatment in their particular circumstances.

        We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders under the Offer will cause us to accept fewer shares than are tendered. Therefore, no assurance can be given that a U.S. holder will be able to determine in advance whether its disposition of shares pursuant to the Offer will be treated as a sale or exchange or as a dividend distribution in respect of stock from us.

        Section 302 Tests.    One of the following tests must be satisfied in order for the purchase of shares by us under the Offer to be treated as a sale or exchange for U.S. federal income tax purposes:

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  Complete Termination Test. The purchase of a U.S. holder's shares by us under the Offer will result in a "complete termination" of the U.S. holder's equity interest in us if all of the shares that are actually owned by the U.S. holder are sold under the Offer and all of the shares that are constructively owned by the U.S. holder, if any, are sold under the Offer or, with respect to shares owned by certain related individuals, the U.S. holder effectively waives, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the U.S. holder. U.S. holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

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  Substantially Disproportionate Test. The purchase of a U.S. holder's shares by us under the Offer will result in a "substantially disproportionate" redemption with respect to the U.S. holder if, among other things, the percentage of the then outstanding voting stock actually and constructively owned by the U.S. holder immediately after the purchase is less than 80% of the percentage of voting stock actually and constructively owned by the U.S. holder immediately before the purchase (treating as outstanding all shares purchased under the Offer) and immediately following the exchange the U.S. holder actually and constructively owns less than 50% of our total combined voting power.

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  Not Essentially Equivalent to a Dividend Test. The purchase of a U.S. holder's shares by us under the Offer will be treated as "not essentially equivalent to a dividend" if the reduction in the U.S. holder's proportionate interest in us (taking into account the rules of constructive ownership) as a result of the purchase constitutes a "meaningful reduction" given the U.S. holder's particular circumstances. Whether the receipt of cash by a shareholder who sells shares under the Offer will be "not essentially equivalent to a dividend" is independent of whether or not we have current or accumulated earnings and profits and will depend upon the shareholder's particular facts and circumstances. The Internal Revenue Service has indicated in a published revenue ruling that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction." U.S. holders should consult their tax advisors as to the application of this test in their particular circumstances.

        Corporate Shareholder Dividend Treatment.    If a corporate U.S. holder does not satisfy any of the Section 302 tests described above and we have current or accumulated earnings and profits, a corporate U.S. holder may, to the extent that any amounts received by it under the Offer are treated as a dividend, be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate U.S. holder pursuant to the Offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate U.S. holders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer, and to the tax consequences of dividend treatment in their particular circumstances.

        Foreign Shareholders.    The following general discussion applies to shareholders who are "non-U.S. holders." A "non-U.S. holder" is a person or entity that, for U.S. federal income tax purposes, is a:

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  non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

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  foreign corporation; or

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  foreign estate or trust.

        If the purchase of shares by us under the Offer is characterized as a sale or exchange (as opposed to a dividend) with respect to a non-U.S. holder, the holder generally will not be subject to U.S. federal income tax on gain realized on the disposition of shares in the Offer unless:

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  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise; or

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  we are or have been a "U.S. real property holding corporation" and certain other requirements are met. We do not believe that we currently are or have been a "U.S. real property holding corporation."

        An individual who is present in the United States for 183 days or more in the taxable year of disposition, and is not otherwise a resident of the United States for U.S. federal income tax purposes, should consult his or her own tax advisor regarding the U.S. federal income tax consequences of participating in the Offer.

        Backup Withholding.    See Section 3 with respect to the application of backup U.S. federal income tax withholding.

Federal Income Tax Considerations for Holders of 401(k) Plan Shares

        The 401(k) Plan is a tax exempt trust and therefore, no gain or loss will be recognized by the participant upon the tender of shares credited to their account under the 401(k) Plan. However, participants in the 401(k) Plan should be aware that the reinvestment of the cash proceeds received in the tender offer may, in certain circumstances, result in certain tax consequences to those participants who, as part of the ultimate distributions of their accounts, would receive shares. Special tax rules apply to certain distributions from the 401(k) Plan that consist, in whole or in part, of shares. Generally, taxation of net unrealized appreciation ("NUA"), an amount equal to the excess of the value of such shares at distribution over the cost or other basis of such shares (which will vary depending on whether the distribution qualifies for lump sum treatment) will be deferred until the shares are sold following distribution. Moreover, if shares are disposed of prior to a distribution, as would be the case in the tender offer, and the proceeds of such disposition are reinvested within 90 days thereafter in the Company's common stock under the 401(k) Plan, the cost or other basis of such newly acquired shares for NUA purposes will be the cost or other basis of the tendered shares. Accordingly, if the cash proceeds receivable upon the tender of shares is not reinvested in the Company's common stock under the 401(k) Plan within 90 days, the opportunity to retain for NUA purposes the cost or other basis of the shares tendered, and the tax-deferral treatment of the NUA calculated in reference to such basis, will be lost. In addition, this special rule does not apply to any participant in the 401(k) Plan who receives a distribution of money during the period after the disposition and before the reinvestment.

        THE DISCUSSION SET FORTH ABOVE IS A GENERAL SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

SECTION 15. Extension of the Tender Offer; Termination; Amendment

        We expressly reserve the right, in our reasonable discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our reasonable discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time may be effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change.

        If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the Offer and, in the case of an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

SECTION 16. Fees and Expenses

        We have retained Georgeson Shareholder Securities Corporation to act as our Dealer Manager in connection with the Offer. In its role as Dealer Manager, Georgeson Shareholder Securities Corporation may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that they contact or persons that contact them.

        We have retained Georgeson Shareholder Communications Inc. to act as Information Agent. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.

        Georgeson Shareholder Securities Corporation and Georgeson Shareholder Communications Inc. may provide various services to us in the future, for which we would expect it would receive customary compensation from us.

        Georgeson Shareholder Securities Corporation and Georgeson Shareholder Communications Inc. will receive a fee a combined fee of $60,000 for their services in connection with the Offer. In addition, Georgeson Shareholder Securities Corporation and Georgeson Shareholder Communications Inc. will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

        We have retained American Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Depositary will receive reasonable and customary compensation and will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

        Merrill Lynch Trust Company acts as the Trustee of the 401(k) Plan. Nature's Sunshine will pay the Trustee its customary fees for its services in connection with the offer and the Trustee will be reimbursed for certain out-of-pocket costs.

        We estimate that total fees and expenses related to the offering will be approximately $125,000.

        We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

SECTION 17. Miscellaneous

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

        Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

        YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED TO YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF US AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER OR THE INFORMATION AGENT.

August 5, 2005

NATURE'S SUNSHINE PRODUCTS, INC.

August 5, 2005

        Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of Nature's Sunshine or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, NY 10038

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

        Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Shareholder Communications Inc.

17 State Street, 10th Floor
New York, New York 10004
 Banks and Brokers Call Collect:
(212) 440-9800
 All Other Please Call Toll Free:
(888) 264-7051

The Dealer Manager for the Offer is:

Georgeson Shareholder Securities Corporation

17 State Street, 10th Floor
New York, New York 10004
(212) 440-9800

QuickLinks

  Exhibit 99(a)1
Offer to Purchase for Cash by NATURE'S SUNSHINE PRODUCTS, INC. of Up to 500,000 Shares of its Common Stock At a Purchase Price Not Greater Than $22.25 nor Less Than $21.00 Per Share
IMPORTANT
Table of Contents
SUMMARY TERM SHEET
FORWARD LOOKING STATEMENTS
INTRODUCTION
THE TENDER OFFER
  SECTION 1. Number of Shares; Proration
  SECTION 2. Purpose of the Tender Offer; Certain Effects of the Tender Offer
  SECTION 3. Procedures for Tendering Shares
  SECTION 4. Withdrawal Rights
  SECTION 5. Purchase of Shares and Payment of Purchase Price
  SECTION 6. Conditional Tender of Shares
  SECTION 7. Conditions of the Tender Offer
  SECTION 8. Price Range of the Shares; Dividends
  SECTION 9. Source and Amount of Funds
  SECTION 10. Certain Information Concerning Nature's Sunshine
  SECTION 11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares
  SECTION 12. Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act
  SECTION 13. Legal Matters; Regulatory Approvals
  SECTION 14. United States Federal Income Tax Consequences
  SECTION 15. Extension of the Tender Offer; Termination; Amendment
  SECTION 16. Fees and Expenses
  SECTION 17. Miscellaneous